Exhibit 4.1

COMCAST HOLDINGS CORPORATION,

Issuer

and

COMCAST CORPORATION,

Guarantor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 12, 2005

to

Indenture dated as of June 15, 1999

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is made as of September 12, 2005 among Comcast Holdings Corporation (formerly known as Comcast Corporation), a Pennsylvania corporation (the “Issuer”), Comcast Corporation, a Pennsylvania corporation and the parent of the Issuer (the “Guarantor”), and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer executed and delivered an Indenture providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series, dated as of June 15, 1999 between the Issuer and the Trustee (the “Indenture”);

WHEREAS, the Issuer issued 16,079,418 of its 2.0% Exchangeable Subordinated Debentures due 2029 (the “Notes”) pursuant to the terms of the Indenture;

WHEREAS, the Issuer and the Guarantor desire by this Supplemental Indenture to add the Guarantor as a party to the Indenture and to provide for the full and unconditional guarantee by the Guarantor of the due and punctual payment of the Principal of (and premium, if any) and interest on, the Outstanding Notes, when and as the same shall become due and payable, whether at the stated maturity, by acceleration, or call for redemption, or otherwise, all according to the terms thereof and the terms of the Indenture;

WHEREAS, for the avoidance of doubt, although the Issuer issued 2.0% Exchangeable Subordinated Debentures due November 2029 (the “November Notes”) pursuant to the terms of the Indenture, the guarantee hereunder shall not extend to any Outstanding November Notes;

WHEREAS, Section 7.01 of the Indenture provides that the Indenture may be amended, subject to certain exceptions specified in such Section 7.01, without the consent of the Holders of the Outstanding Notes; and

WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Issuer, the Guarantor and the Trustee hereby covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1
GUARANTEE

Section 1.01.  The Guarantee.  Subject to the provisions of this Article, the Guarantor hereby irrevocably, fully and unconditionally guarantees the full and punctual payment (whether at maturity, upon redemption, or otherwise) of the Principal of (and premium, if any) and interest on, and all other amounts payable under the Notes, and the full and punctual payment of all other amounts payable by the Issuer to the Holders of the Notes under the Indenture.  Upon the failure by the Issuer to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 1.02.  Guarantee Unconditional.  The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture or the Notes, by operation of law or otherwise;

(b)           any modification or amendment of or supplement to the Indenture or the Notes;

(c)           any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture or the Notes;

(d)           the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)           any invalidity, irregularity or unenforceability relating to or against the Issuer for any reason of the Indenture or the Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the Principal of or interest on the Notes or any other amount payable by the Issuer under the Indenture; or

(f)            any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 1.03.  Subordination.  The obligations of the Guarantor hereunder are, to the extent and in the manner set forth in Article 2, subordinated and subject in right of payment to the prior payment in full of the principal of (and premium, if any) and interest on all Senior Indebtedness of the Guarantor and is made subject to such provisions of this Supplemental Indenture.

Section 1.04.  Discharge; Reinstatement.  The Guarantor’s obligations hereunder will remain in full force and effect until the Principal of (and premium, if any) and interest on the Notes and all other amounts payable by the Issuer with respect to the Notes under the Indenture have been paid in full.  If at any time any payment of the Principal of (and premium, if any) or interest on the Notes or any other amount payable by the Issuer with respect to the Notes under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 1.05.  Waiver by the Guarantor.  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 1.06.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders of the Notes.

Section 1.07.  Release of Guarantor.  The Guarantor’s obligation under the guarantee will terminate upon:

(a)           a sale or other disposition (including by way of consolidation or merger) of the Issuer or the sale or disposition of all or substantially all the assets of the Issuer (in each case other than to the Guarantor or a Person who, prior to such sale or other disposition, is an affiliate of the Guarantor); or

(b)           defeasance or discharge of the Notes, as provided in Article 9 of the Indenture.

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under the guarantee.

ARTICLE 2
SUBORDINATION OF GUARANTEE

Section 2.01.  Agreement of Subordination.  The Guarantor covenants and agrees, and each Holder of the Notes by his acceptance thereof likewise covenants and agrees, that the Notes shall be issued subject to the provisions of this Article 2; and each Holder of the Notes, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The obligations of the Guarantor to make any payment of the Principal of (and premium, if any) and interest on the Notes pursuant to Article 1 of this Supplemental Indenture shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in the right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor, whether outstanding at the date of this Supplemental Indenture or thereafter incurred.

No provision of this Article 2 shall prevent the occurrence of any default or Event of Default hereunder.

Section 2.02.  Payments to Holders of the Notes.  In the event and during the continuation of any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Guarantor continuing beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Guarantor pursuant to Article 1 of this Supplemental Indenture with respect to the Principal of, or premium, if any, or interest on the Notes, except sinking fund payments, if any, made by the acquisition of the Notes under Section 11.05 of the Indenture prior to the happening of such default and payments made pursuant to Article 9 of the Indenture from monies deposited with the Trustee pursuant thereto prior to the happening of such default.

Upon any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character, whether in cash, property, or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness of the Guarantor shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made on account of the Principal (and premium, if any) or interest on the Notes (except payments made pursuant to Article 9 of the Indenture from the monies deposited with the Trustee pursuant thereto prior to the happening of such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution, winding-up or liquidation or reorganization any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee would be entitled pursuant to Article 1 of this Supplemental Indenture, except for the provisions of this Article 2, shall (except as aforesaid) be paid by the Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee under the Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Guarantor (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness of the Guarantor held by such holders, as calculated by the Guarantor) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness of the Guarantor may have been issued, as their respective interest may appear, to the extent necessary to pay all Senior Indebtedness of the Guarantor in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness of the Guarantor, before any payment or distribution is made to the Holders of the Notes or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the Holders of the Notes before all Senior Indebtedness of the Guarantor is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness of the Guarantor or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness of the Guarantor may have been issued, as their respective interest may appear, as calculated by the Guarantor, for application to the payment of all Senior Indebtedness of the Guarantor remaining unpaid to the extent necessary to pay all Senior Indebtedness of the Guarantor in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

For purposes of this Article 2, the words “cash, property or securities” shall not be deemed to include shares of stock of the Guarantor as reorganized or readjusted, or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 2 with respect to the Notes to the payment of all Senior Indebtedness of the Guarantor which may at the time be outstanding; provided that (i) the Senior Indebtedness of the Guarantor is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Indebtedness of the Guarantor (other than leases) and of leases which are assumed are not, without the consent of such holders, altered by such reorganization or readjustment.  The consolidation of the Guarantor with, or the merger of the Guarantor into, another corporation or the liquidation or dissolution of the Guarantor following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article 8 of the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 2.02 if such other corporation shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article 8 of the Indenture.

Section 2.03.  Subrogation of Notes.  Subject to the payment in full of all Senior Indebtedness of the Guarantor, the rights of the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness of the Guarantor to receive payments or distributions of cash, property or securities of the Guarantor applicable to the Senior Indebtedness of the Guarantor until the Principal of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of the Guarantor of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article 2, and no payment pursuant to the provisions of this Article 2, to or for the benefit of the holders of Senior Indebtedness of the Guarantor, by Holders of the Notes or the Trustee, shall, as between the Guarantor, its creditors other than holders of Senior Indebtedness of the Guarantor, and the Holders of the Notes, be deemed to be a payment by the Guarantor to or on account of the Senior Indebtedness of the Guarantor.  It is understood that the provisions of this Article 2 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness of the Guarantor, on the other hand.

Nothing contained in this Article 2 or elsewhere in this Supplemental Indenture, in the Indenture or in the Notes is intended to or shall impair, as between the Guarantor, its creditors other than the holders of Senior Indebtedness of the Guarantor, and the Holders of the Notes, the obligation of the Guarantor, which is absolute and unconditional, to pay to the Holders of the Notes the Principal of (and premium, if any) and interest on the Notes in accordance with the terms of Article 1 of this Supplemental Indenture, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Guarantor other than the holders of the Senior Indebtedness of the Guarantor, nor shall anything herein or therein prevent the Trustee or a Holder of the Notes from exercising all remedies otherwise permitted by applicable law upon default under this Supplemental Indenture or the Indenture, subject to the rights, if any, under this Article 2 of the holders of Senior Indebtedness of the Guarantor, in respect of cash, property or securities of the Guarantor received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Guarantor referred to in this Article 2, the Trustee, subject to the provisions of Section 5.01 of the Indenture, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustee or the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness of the Guarantor and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 2.

Section 2.04.  Authorization by Holders of the Notes.  Each Holder of the Notes by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 2 and appoints the Trustee his attorney-in-fact for any and all such purposes.

Section 2.05.  Notice to Trustee.  The Guarantor shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Guarantor which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 2. Notwithstanding the provisions of this Article 2 or any other provision of this Supplemental Indenture or the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 2, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Guarantor or a holder or holders of the Senior Indebtedness of the Guarantor or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 5.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if on a date not fewer than three Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the Principal of (or premium, if any) or interest on the Notes) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section 2.05, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

Notwithstanding anything to the contrary hereinbefore set forth, nothing shall prevent any payment by the Guarantor or the Trustee to the Holders of the Notes of monies in connection with a redemption of the Notes if (i) notice of such redemption has been given pursuant to Article 11 or Section 9.01 of the Indenture prior to the receipt by the Trustee of written notice as aforesaid, and (ii) such notice of redemption is given not earlier than 60 days before the redemption date.

The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Guarantor (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness of the Guarantor or a trustee on behalf of any such holder or holders.  In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the

Guarantor to participate in any payment or distribution pursuant to this Article 2, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of the Guarantor held by such Person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 2, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive payment.

Section 2.06.  Trustee’s Relation to Senior Indebtedness of the Guarantor.  The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 2 in respect of any Senior Indebtedness of the Guarantor at any time held by it, to the same extent as any other holder of Senior Indebtedness of the Guarantor and nothing elsewhere in this Supplemental Indenture or in the Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Guarantor, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 2, and no implied covenants or obligations with respect to the holders of Senior Indebtedness of the Guarantor shall be read into this Supplemental Indenture or the Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Guarantor and the Trustee shall not be liable to any holder of Senior Indebtedness of the Guarantor if it shall pay over or deliver to the Holders of the Notes, the Guarantor or any other Person money or assets to which any holder of Senior Indebtedness of the Guarantor shall be entitled by virtue of this Article 2 or otherwise.

Section 2.07.  No Impairment of Subordination.  No right of any present or future holder of any Senior Indebtedness of the Guarantor to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Supplemental Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 2.08.  Definition of Senior Indebtedness of the Guarantor.  For purposes of this Supplemental Indenture, “Senior Indebtedness of the Guarantor” means the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding at the date hereof or hereafter incurred or created:

(a) all indebtedness of the Guarantor for money borrowed (including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (ii) existing on property at the time of acquisition thereof);

(b) all indebtedness of the Guarantor evidenced by notes, debentures, bonds or other securities sold by the Guarantor for money;

(c) all lease obligations of the Guarantor which are capitalized on the books of the Guarantor in accordance with generally accepted accounting principles;

(d) all indebtedness of others of the kinds described in either of the preceding clause (a) or (b) and all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Guarantor or in effect guaranteed by the Guarantor through an agreement to purchase, contingent or otherwise; and

(e) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) and (d) and all renewals or extensions of lease obligations of the kinds described in either of the preceding clause (c) or (d);

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the Holders of the Notes pursuant to Article 1 of this Supplemental Indenture.

ARTICLE 3
AMENDMENTS TO CERTAIN PROVISIONS OF THE INDENTURE

Section 3.01  Amendments to Certain Provisions of the Indenture.  The following definition in Section 1.01 is replaced as set forth below:

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any time, be principally administered, which office is, at the date as of which this Supplemental Indenture is dated, located at 60 Wall Street, 27th Floor, New York, New York, 10005, Attention: Trust and Securities Services.

ARTICLE 4
MISCELLANEOUS PROVISIONS

Section 4.01.  Effect of Supplemental Indenture.  Upon the execution of this Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Issuer and the Holders of the Notes affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 4.02.  Indenture Remains in Full Force and Effect.  Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed.

Section 4.03.  Indenture and Supplemental Indenture Construed Together.  This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 4.04.  Incorporators, Stockholders, Officers and Directors of Guarantor Exempt from Individual Liability.  No recourse under or upon any obligation, covenant or agreement contained in this Supplemental Indenture or the Indenture, or in the Notes, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Guarantor or of any successor, either directly or through the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

Section 4.05.  Notices and Demands on Guarantor.  Any notice or demand which by any provision of this Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the Holders of the Notes to or on the Guarantor may be given or served by being deposited postage prepaid, first-class mail (except as otherwise specifically provided herein) addressed (until another address of the Guarantor is filed by the Guarantor with the Trustee) to Comcast Corporation at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148, attention: General Counsel. Any notice, direction, request or demand by the Guarantor to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made at the Corporate Trust Office.

Section 4.06.  Officers’ Certificates and Opinions of Counsel; Statements to Be Contained Therein.  Upon any application or demand by the Guarantor to the Trustee to take any action under any of the provisions of this Supplemental Indenture or the Indenture, the Guarantor shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Supplemental Indenture or the Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Supplemental Indenture or the Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

Each certificate or opinion provided for in this Supplemental Indenture or the Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in this Supplemental Indenture or the Indenture shall include (a) a statement that the person making such certificate or opinion has read such covenant or condition, (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based, (c) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with and (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Any certificate, statement or opinion of an officer of the Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters, information with respect to which is in the possession of the Guarantor, upon the certificate, statement or opinion of or representations by an officer of officers of the Guarantor, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

Any certificate, statement or opinion of an officer of the Guarantor or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Guarantor, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

Section 4.07.  Provisions of Supplemental Indenture and Indenture for the Sole Benefit of Parties and Holders of the Notes.  Nothing in the Indenture, this Supplemental Indenture or in the Notes, express or implied, shall give or be construed to give to any person, firm or corporation, other than the parties thereto and hereto and their successors thereunder and hereunder and the Holders of the Notes, any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or under any covenant or provision therein and herein contained, all such covenants and provisions being for the sole benefit of the parties thereto and hereto and their successors thereunder and hereunder and of the Holders of the Notes.

Section 4.08.  Successors and Assigns of Issuer and Guarantor Bound by Supplemental Indenture.  All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or in behalf of the Issuer or the Guarantor shall bind its successors and assigns, whether so expressed or not.

Section 4.09.  Conflict of Any Provision of Supplemental Indenture with Trust Indenture Act of 1939.  If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or the Indenture by operation of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended (an “incorporated provision”), such incorporated provision shall control.

Section 4.10.  Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.11.  New York Law to Govern.  This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 4.12.  Counterparts.  This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.13.  Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 4.14.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMCAST HOLDINGS CORPORATION

By:	/s/ William E. Dordelman
	Name:	William E. Dordelman
	Title:	Vice President Finance and
Assistant Treasurer

Attest:

By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President, General
Counsel and Secretary

COMCAST CORPORATION

By:	/s/ William E. Dordelman
	Name:	William E. Dordelman
	Title:	Vice President Finance and
Assistant Treasurer

Attest:

By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President, General
Counsel and Secretary

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee,

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Associate